Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces Third Quarter 2024 Results

LANSING, Mich. — November 6, 2024 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced its financial results for the third quarter ended September 30, 2024.

Third quarter 2024 results reflect strong growth in sales, earnings, capital generation and capital return

▪Retail annuity sales of $5.3 billion in the third quarter of 2024, up 59% from the third quarter of 2023
–Variable annuity sales of $2.6 billion in the third quarter of 2024, up 8% from the third quarter of 2023
–Record registered index-linked annuity (RILA) sales of $1.6 billion in the third quarter of 2024, up 99% from the third quarter of 2023
–Leveraging Jackson’s broad retail annuity distribution platform resulted in $1 billion of fixed and fixed index annuity sales in the third quarter of 2024, up from $76 million in the third quarter of 2023
▪Earnings driven by an 18% increase in total annuity assets under management (AUM), from $218 billion as of September 30, 2023 to $256 billion as of September 30, 2024, largely due to higher equity markets
▪Net income (loss) attributable to Jackson Financial Inc. common shareholders of $(480) million, or $(6.37) per diluted share in the third quarter of 2024, primarily driven by a loss on reinsured business, compared to $2.8 billion, or $33.35 per diluted share in the third quarter of 2023
▪Adjusted operating earnings1 of $350 million, or $4.60 per diluted share in the third quarter of 2024, compared to $315 million, or $3.80 per diluted share in the third quarter of 2023, driven largely by growth in variable annuity assets under management, higher spread income, and a reduction in the diluted share count due to common share repurchases
▪Robust capital position at the operating company, with total adjusted capital of $4.8 billion and an estimated risk-based capital (RBC) ratio at Jackson National Life Insurance Company (JNLIC) of 550-570% as of September 30, 2024, which also reflects the impact of a third quarter distribution by JNLIC of $300 million. Statutory capital generation over the first nine months of 2024 exceeded $1 billion.
▪Returned $167 million to common shareholders in the third quarter of 2024 through $113 million of common share repurchases and $54 million in common dividends. Capital return in the first nine months of 2024 totaled $483 million, or $6.24 per diluted share, up 52% from the first nine months of 2023.
▪Cash and highly liquid securities at the holding company of nearly $650 million as of September 30, 2024, which was above Jackson’s $250 million minimum liquidity buffer

Laura Prieskorn, President and Chief Executive Officer of Jackson, stated, “Jackson’s third quarter results highlight our distribution strength and our continued focus and commitment to offering differentiated and innovative products while generating value for our shareholders. Our retail annuity sales were up 59% from the third quarter of 2023 with growth across every product line, delivering our largest and most diversified quarter of sales since becoming an independent company. Consistent with our move to smaller, periodic operating company distributions, Jackson National Life distributed $300 million to its parent company during the third quarter while increasing our statutory capital and our RBC ratio. We returned $167 million to our common shareholders during the third quarter, bringing our year-to-date total to $483 million and positioning us well to achieve our full year 2024 target of $550-650 million. Furthermore, we continue to hold more than $1 billion in excess capital above our targeted minimum RBC ratio of 425%, and we increased our cash at the holding company to nearly $650
1 For the reconciliation of non-GAAP measures to the most comparable U.S. GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

million. We anticipate building on this momentum through the remainder of 2024 and into 2025 and continuing to deliver on our mission of helping Americans achieve financial freedom for life.”

Consolidated Third Quarter 2024 Results

The Company reported net income (loss) attributable to Jackson Financial Inc. common shareholders of $(480) million, or $(6.37) per diluted share for the three months ended September 30, 2024, compared to $2.8 billion, or $33.35 per diluted share for the three months ended September 30, 2023. The current period net loss reflected a $(515) million impact from business reinsured to third parties, while the prior year’s third quarter included a gain of $462 million. The results of reinsured business can differ significantly quarter to quarter; however, these results do not impact our statutory capital or free cash flow and have a minimal net impact on shareholders’ equity because of the offset from related changes in Accumulated Other Comprehensive Income (AOCI). The current period net loss also reflected an unfavorable net hedging result compared to the prior year’s third quarter primarily driven by differences in market risk benefits movements. Rising interest rates during the prior year’s third quarter resulted in a market risk benefits gain, while declining interest rates in the current period resulted in a market risk benefits loss. We believe the non-GAAP measure of adjusted operating earnings better represents the underlying performance of our business as the figure excludes, among other things, changes in fair value of derivative instruments and market risk benefits tied to market volatility.

Adjusted operating earnings for the three months ended September 30, 2024, were $350 million, or $4.60 per diluted share, compared to $315 million or $3.80 per diluted share for the three months ended September 30, 2023. The current quarter adjusted operating earnings benefited from increased fee income resulting from higher average variable annuity AUM, improved spread income, and reduced diluted share count due to common share repurchases. These were partially offset by higher market-related costs and other expenses.

Total common shareholders’ equity was $10.2 billion or $135.35 per diluted share as of September 30, 2024, compared to $9.6 billion or $121.29 per diluted share as of December 31, 2023. Adjusted book value attributed to common shareholders2 was $11.2 billion or $149.29 per diluted share as of September 30, 2024, compared to $10.8 billion or $136.34 per diluted share as of December 31, 2023. The increase was driven primarily by adjusted operating earnings of $1.1 billion partially offset by non-operating, net hedging losses that included deferred acquisition cost (DAC) amortization during the nine months ended September 30, 2024.

Segment Results – Pretax Adjusted Operating Earnings2

	Three Months Ended
(in millions)	September 30, 2024	September 30, 2023
Retail Annuities	$458	$354
Institutional Products	17	21
Closed Life and Annuity Blocks	7	6
Corporate and Other	(71)	(26)
Total[3]	$411	$355

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $458 million in the third quarter of 2024, compared to $354 million in the third quarter of 2023. The current quarter benefited from higher fee income resulting from higher average variable annuity AUM, and higher spread income. These items were partially offset by higher market-related costs and other expenses in the current quarter.

2 For the reconciliation of non-GAAP measures to the most comparable U.S. GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 See reconciliation of Net Income to Total Pretax Adjusted Operating Earnings in the Appendix to this release.

Total annuity sales of $5.3 billion in the third quarter of 2024 were up from $3.3 billion in the third quarter of 2023, with every annuity category showing growth. Traditional variable annuity sales of $2.6 billion in the current quarter were up from $2.4 billion in the third quarter of 2023. Jackson’s RILA, Market Link Pro, again set a new record in the current quarter, with sales of $1.6 billion, up from $0.8 billion in the third quarter of 2023. Strong fixed annuity growth drove our fixed and fixed indexed annuity sales in the current quarter to $1 billion, up from $76 million in the third quarter of 2023.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $17 million in the third quarter of 2024, compared to $21 million in the third quarter of 2023. The decrease from the prior year’s third quarter was due to lower spread income reflecting lower average account value. Net flows were $499 million in the current quarter, and total account value of $7.9 billion was down from $8.7 billion in the third quarter of 2023.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported pretax adjusted operating income of $7 million in the third quarter of 2024, broadly unchanged from $6 million in the third quarter of 2023.

Corporate and Other

Corporate and Other reported a pretax adjusted operating loss of $(71) million in the third quarter of 2024 compared to a loss of $(26) million in the third quarter of 2023. The decline was primarily due to higher market-related costs and other operating expenses.

Capitalization and Liquidity

(Unaudited, in billions)	September 30, 2024	June 30, 2024
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$4.8	$4.7
Statutory TAC at JNLIC was $4.8 billion as of September 30, 2024, up from $4.7 billion as of June 30, 2024. TAC was supported by strong base contract cash flows as well as a Corporate Alternative Minimum Tax (CAMT) benefit. This was partially offset by a $300 million distribution to JNLIC’s parent during the third quarter and the related reduction in deferred tax asset admissibility. JNLIC’s estimated RBC ratio as of September 30, 2024 was up slightly from June 30, 2024 and in a range of 550-570% as higher TAC was only partially offset by a modest increase in estimated company action level (CAL) required capital.

Cash and highly liquid securities at the holding company totaled nearly $650 million as of September 30, 2024, which was above our targeted minimum liquidity buffer of 2x annual holding company expenses.

Earnings Conference Call

Jackson will host a conference call Thursday, November 7, 2024, at 9 a.m. ET to review the third quarter results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the webcast, click here.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this release not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied. Factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the U.S. Securities and Exchange Commission (the SEC) on February 28, 2024, and elsewhere in the Company’s reports filed with the SEC. Except as required by law, Jackson Financial Inc. does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-GAAP financial measures provide useful information to investors in measuring the financial performance and condition of its business, investors are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Financial Measures” Appendix of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Michigan Department of Insurance and Financial Services and available in the investor relations section of the Company’s website at investors.jackson.com/financials/statutory-filings.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Through our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences, we strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

*SQM (Service Quality Measurement Group) Call Center Awards Program for 2004 and 2006-2023. (Criteria used for Call Center World Class FCR Certification is 80% or higher of customers getting their contact resolved on the first call to the call center (FCR) for 3 consecutive months or more.)

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

WEBSITE INFORMATION
Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the Third Quarter 2024 results. We routinely use our investor relations website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information. We and certain of our senior executives may also use social media channels to communicate with our investors and the public about our Company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website, our social media channels, or our executives’ social media channels is not incorporated by reference into and is not part of this document.

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with U.S. GAAP, we use and report selected non-GAAP financial measures. Management believes the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the third quarter ended September 30, 2024, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc. common shareholders, the most comparable U.S. GAAP measure.

U.S. GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended
(in millions, except share and per share data)	September 30, 2024	September 30, 2023
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$(480)	$2,762
Add: dividends on preferred stock	11	11
Add: income tax expense (benefit)	(113)	712
Pretax income (loss) attributable to Jackson Financial Inc.	(582)	3,485
Non-operating adjustments – (income) loss:
Guaranteed benefits and hedging results:
Fees attributable to guarantee benefit reserves	(779)	(784)
Net (gains) losses on hedging instruments[1]	(591)	271
Market risk benefits (gains) losses, net	1,172	(2,376)
Net reserve and embedded derivative movements	493	(45)
Amortization of DAC associated with non-operating items at date of transition to LDTI[2]	135	148
Total guaranteed benefits and hedging results	430	(2,786)
Net realized investment (gains) losses	45	127
Net realized investment (gains) losses on funds withheld assets	784	(159)
Net investment income on funds withheld assets	(269)	(303)
Other items	3	(9)
Total non-operating adjustments	993	(3,130)
Pretax adjusted operating earnings	411	355
Less: operating income tax expense (benefit)	50	29
Adjusted operating earnings before dividends on preferred stock	361	326
Less: dividends on preferred stock	11	11
Adjusted operating earnings	$350	$315

Weighted Average diluted shares outstanding	76,125,719	82,821,818
Net income (loss) per diluted share	$(6.37)	$33.35
Adjusted Operating Earnings per diluted share	$4.60	$3.80
[1]Includes $16 million loss related to interest rate swaps in 3Q24.
2LDTI - Adoption of FASB issued ASU 2018-12 “Targeted Improvements to the Accounting for Long Duration Contracts”.

Adjusted Book Value Attributable to Common Shareholders

Adjusted Book Value Attributable to Common Shareholders excludes Preferred Stock and Accumulated Other Comprehensive Income (Loss) ("AOCI") attributable to Jackson Financial Inc ("JFI"), which does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to JFI from Adjusted Book Value Attributable to Common Shareholders because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to JFI is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of JFI.

(in millions)	September 30, 2024	December 31, 2023
Total shareholders’ equity	$10,698	$10,170
Less: Preferred equity	533	533
Total common shareholders’ equity	10,165	9,637
Adjustments to total common shareholders’ equity:
Exclude Accumulated Other Comprehensive (Income) Loss attributable to Jackson Financial Inc.	1,047	1,196
Adjusted Book Value Attributable to Common Shareholders	$11,212	$10,833

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2024	2023
(in millions, except share and per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $44 and $21 at September 30, 2024 and December 31, 2023, respectively (amortized cost: 2024 $45,536; 2023 $44,844)	$42,289	$40,422
Debt Securities, at fair value under fair value option	2,937	2,153
Debt Securities, trading, at fair value	73	68
Equity securities, at fair value	213	394
Mortgage loans, net of allowance for credit losses of $148 and $165 at September 30, 2024 and December 31, 2023, respectively	9,564	10,082
Mortgage loans, at fair value under fair value option	432	481
Policy loans (including $3,535 and $3,457 at fair value under the fair value option at September 30, 2024 and December 31, 2023, respectively)	4,453	4,399
Freestanding derivative instruments	295	390
Other invested assets	2,747	2,466
Total investments	63,003	60,855
Cash and cash equivalents	3,061	2,688
Accrued investment income	528	512
Deferred acquisition costs	11,986	12,302
Reinsurance recoverable, net of allowance for credit losses of $25 and $29 at September 30, 2024 and December 31, 2023, respectively	22,959	25,422
Reinsurance recoverable on market risk benefits, at fair value	149	149
Market risk benefit assets, at fair value	7,615	6,737
Deferred income taxes, net	527	640
Other assets	797	1,294
Separate account assets	235,037	219,656
Total assets	$345,662	$330,255

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2024	2023
(in millions, except share and per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$11,543	$11,898
Other contract holder funds	57,334	55,319
Market risk benefit liabilities, at fair value	4,384	4,785
Funds withheld payable under reinsurance treaties (including $3,711 and $3,626 at fair value under the fair value option at September 30, 2024 and December 31, 2023, respectively)	18,103	19,952
Long-term debt	2,033	2,037
Repurchase agreements and securities lending payable	820	19
Collateral payable for derivative instruments	124	780
Freestanding derivative instruments	425	1,210
Notes issued by consolidated variable interest entities, at fair value under fair value option	2,366	1,988
Other liabilities	2,586	2,277
Separate account liabilities	235,037	219,656
Total liabilities	334,755	319,921

Equity
Series A non-cumulative preferred stock and additional paid in capital, $1.00 par value per share: 24,000 shares authorized; 22,000 shares issued and outstanding at September 30, 2024 and December 31, 2023; liquidation preference $25,000 per share	533	533
Common stock; 1,000,000,000 shares authorized, $0.01 par value per share and 74,351,061 and 78,660,221 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	6,025	6,005
Treasury stock, at cost; 20,133,348 and 15,820,785 shares at September 30, 2024 and December 31, 2023, respectively	(909)	(599)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(323) and $(178) at September 30, 2024 and December 31, 2023, respectively	(2,383)	(2,808)
Retained earnings	7,431	7,038
Total shareholders' equity	10,698	10,170
Noncontrolling interests	209	164
Total equity	10,907	10,334
Total liabilities and equity	345,662	330,255

Condensed Consolidated Income Statements

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2024	2023	2024	2023
Revenues
Fee income	$2,032	$1,950	$6,038	$5,751
Premiums	31	32	106	109
Net investment income:
Net investment income excluding funds withheld assets	457	458	1,384	1,248
Net investment income on funds withheld assets	269	303	824	862
Total net investment income	726	761	2,208	2,110
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	102	(335)	(4,132)	(5,173)
Net gains (losses) on funds withheld reinsurance treaties	(784)	159	(1,199)	(648)
Total net gains (losses) on derivatives and investments	(682)	(176)	(5,331)	(5,821)
Other income	14	18	25	52
Total revenues	2,121	2,585	3,046	2,201

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	209	232	639	701
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	(1)	(7)	23
Market risk benefits (gains) losses, net	1,172	(2,376)	(2,062)	(5,120)
Interest credited on other contract holder funds, net of deferrals and amortization	275	284	821	864
Interest expense	25	28	76	84
Operating costs and other expenses, net of deferrals	742	626	2,105	1,862
Amortization of deferred acquisition costs	277	290	832	874
Total benefits and expenses	2,700	(917)	2,404	(712)
Pretax income (loss)	(579)	3,502	642	2,913
Income tax expense (benefit)	(113)	712	24	399
Net income (loss)	(466)	2,790	618	2,514
Less: Net income (loss) attributable to noncontrolling interests	3	17	17	21
Net income (loss) attributable to Jackson Financial Inc.	(469)	2,773	601	2,493
Less: Dividends on preferred stock	11	11	33	24
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$(480)	$2,762	$568	$2,469

Earnings per share
Basic	$(6.37)	$33.66	$7.41	$29.95
Diluted[1]	$(6.37)	$33.35	$7.34	$29.20
(1) If we reported a net loss attributable to Jackson Financial Inc., all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. The shares excluded from the diluted earnings per share calculation were 751,646 for the three months ended September 30, 2024.